Exhibit 99.1 Investor Relations Contact: Alan B. Catherall 77 0 485-2527

PRESS RELEASE

FOR IMMEDIATE RELEASE

NUMEREX REPORTS FIRST QUARTER 2005 RESULTS

Wireless M2M Outperforms, Posting 42% Comparative Revenue Growth and 18% Sequential Growth

ATLANTA, May 10, 2005 — Numerex Corp. (NASDAQ: NMRX), a leader in wireless M2M data communications, today announced financial results for the first quarter of 2005 reporting a net loss of $479 thousand compared to a net loss of $771 thousand (including a gain of $250 thousand arising from the sale of a business unit) for the comparable period of 2004. Basic and fully diluted losses per share were $(0.04) the first quarter of 2005 compared to $(0.07) for the same quarter in 2004. Net sales for the first quarter were $6.2 million compared to $4.8 million for the first quarter of 2004. Please see attached financial statements for more details.

“We are pleased with the Company’s first quarter performance, particularly with the 42% year over year growth in wireless M2M revenues, which exceeded our expectations. In addition, wireless M2M revenues grew over 18% sequentially with record revenue generated by both Uplink Security and MobileGuardian business lines, reflecting a consistent revenue performance over several successive quarters”, stated Stratton Nicolaides, Chairman and CEO of Numerex. “Total revenues grew 30% year over year and fell well within our range of revenue guidance for the quarter of $5.8 to $6.2 million, in spite of flat year over year digital multimedia and networking results.”

“The Company experienced a dramatic increase in wireless M2M market activity in the first quarter and we believe this activity will translate into continued strong revenue growth in the second half of the year. We believe this growth is primarily due to an improved alignment of our wireless products and services with existing distribution channels and sales opportunities that stand at record levels.”

“In particular, we announced a multi-year data network and customer services agreement with DEWALT, a leading manufacturer and marketer of power tools and accessories. Under terms of this agreement, Numerex provides network and customer support services for end users of DEWALT’s SITELOCK product, a portable wireless alarm system for the construction jobsite. Even though, and as we have previously stated, activity generated from this agreement will not materially impact Numerex full year 2005 results, we are very pleased with our DEWALT partnership and continue to expect a solid future contribution from the SITELOCK initiative and other potential future projects. The DEWALT agreement is an excellent example of a partnership delivering innovation and value added services to the marketplace and, furthermore, showcases our abilities to service a major customer with our full array of wireless M2M data components.”

“The first quarter was met with lower than expected activity in our digital multimedia and networking business which grew at a modest 7% compared to the prior year and, actually, declined sequentially. However, we are encouraged by a rapid increase in second quarter activity. In particular, revenue flows associated with a contract that Digilog recently secured with Agilent Technologies have increased significantly. As we previously announced, Digilog serves as the primary systems integrator for Agilent’s acceSS7 and Abis monitoring systems in the Americas.”

“Overall, we are very encouraged by the market demand in our core wireless M2M business and, as a result, expect a continued strong revenue performance throughout the year. We estimate total revenues to range between $6.7 million and $7.2 million for the second quarter and expect net income (loss) to range from a loss of $ (0.01) per share to a gain of $ 0.02 per share. We experienced unanticipated high demand for both our Uplink and MobileGuardian product lines that created an inventory shortfall in late March. While we do not believe this shortfall, which was corrected in late April, will impact second quarter’s revenue results, we are hesitant to revise upward our full year M2M guidance. Therefore, we currently maintain our wireless M2M growth estimates for the year of between 35 to 50%.”

“Cash balances at the end of March 2005 were $3.4 million compared to approximately $1.7 million at December 31, 2004. The increase in cash was primarily due to a second round of financing that Numerex closed in January with the Laurus Master Fund with net proceeds of over $1.4 million. Positive cash flow generated from operations also contributed to quarter-end cash balances. Numerex has been operationally cash flow positive in each of the last four quarters.”

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Conference Call and Webcast Information
Numerex will conduct a conference call on May 10th at 11:00 A.M., Eastern Daylight Time, accessible by calling 888 243-3996 in the U.S. and Canada, or 973 935-2403 international. A live Webcast of the call will also be available via Numerex’s Web site at http://www.nmrx.com, under the Investor Relations section. A replay of the conference call will be available via Numerex’s Web site beginning two hours after the call.

About Numerex
Numerex (Nasdaq:NMRX) is a communications technology business comprised of operating subsidiaries that primarily utilize existing wireless or cellular, Internet and cable infrastructure thereby enabling network access and information management through the deployment of proprietary software and technology which provides an entrance to and exit from a communications network. Such technology is referred to as a “gateway” in the communications industry. The Company primarily markets and sells products and services in wireless data communications through Cellemetry®, Uplink™, MobileGuardian™, VendView™, and digital multimedia through PowerPlay™ and IPContact™. These products and services enable customers around the globe to monitor and move information for a variety of applications from home and business security to distance learning. In addition, the Company offers wireline alarm security products and services, as well as telecommunications network support. For more information on Numerex, please visit our Web site at: www.nmrx.com.

This press release contains, and other statements may contain, forward-looking statements with respect to Numerex’s future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding growth trends and activities in the wireless data business. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “strategy,” “plan,” “outlook,” “outcome,” “continue,” “remain,” “trend,” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Numerex cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. These forward-looking statements speak only as of the date of this press release, and Numerex assumes no duty to update forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements and future results could differ materially from historical performance.

The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the failure to realize improvements on our digital multimedia and networking business; variations in quarterly operating results, delays in the development, introduction and marketing of new wireless products and services; customer acceptance of products and services; economic conditions; changes in financial and capital markets; the inability to attain revenue and earnings growth in our wireless data business; changes in interest rates; inflation; the introduction, withdrawal, success and timing of business initiatives and strategies; competitive conditions; the inability to realize revenue enhancements; and extent and timing of technological changes. Numerex’s SEC reports identify additional factors that can affect forward-looking statements.

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Numerex Corp. and Subsidiaries
Condensed Consolidated Statement of Operations
(In thousands, except per share data)
Unaudited

	For the Three Months Ended
	March 31,	March 31,
	2005	2004
	(unaudited)	(unaudited)
Net product sales	$2,622	$1,892
Net service sales	3,555	2,877

Total net sales	6,177	4,769

Cost of product sales (excluding depreciation)	2,186	1,630
Cost of services (excluding depreciation and amortization)	1,255	910
Depreciation and amortization	51	110

Gross Profit	2,685	2,119

Selling, general, and administrative expenses	2,152	2,153
Research and development expenses	270	278
Bad debt expense	58	168
Depreciation and amortization	454	427

Operating loss	(249)	(907)
Interest income (expense)	(191)	(114)
Gain on sale of business	—	250

Net loss before income taxes	(440)	(771)
Provision for income taxes	39	—

Net loss applicable to common shareholders	$(479)	$(771)

Basic and Diluted loss per common share	$(0.04)	$(0.07)
Weighted average shares outstanding	10,837	10,792

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Numerex Corp.
Supplemental Sales Information
(in thousands)

	For the Three Months Ended
	March 31,	March 31,
(in thousands)	2005	2004
Net sales:
Wireless Data Communications
Product	$2,310	$1,421
Service	2546	1991

Sub-total	4856	3412
Digital Multimedia and Networking
Product	275	320
Service	824	709

Sub-total	1099	1029
Wireline Security
Product	37	151
Service	185	177

Sub-total	222	328
Total net sales
Product	2622	1892
Service	3555	2877

Total net sales	$6,177	$4,769

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NUMEREX CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	MARCH 31,	DECEMBER 31,
	2005 (UNAUDITED)	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,376	$1,684
Accounts receivable, net of allowance for doubtful accounts of $1,238 and $1,084, respectively	4,597	3,986
Notes Receivable	41	41
Inventory	1,393	1,561
Prepaid expenses and other current assets	684	736

TOTAL CURRENT ASSETS	10,091	8,008

Property and Equipment, Net	948	840
Goodwill, Net	15,014	15,014
Other Intangibles, Net	7,058	7,213
Software, Net	568	598
Other Assets	959	939

TOTAL ASSETS	$34,638	$32,612

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$3,529	$2,601
Other current liabilities	1,348	1,603
Note payable, current	2,136	1,637
Deferred revenues	1,054	906
Obligations under capital leases, current portion	66	33

TOTAL CURRENT LIABILITIES	8,133	6,780

LONG TERM LIABILITIES
Obligations under capital leases and other long term liabilities	113	2
Note Payable	2,883	2,178

TOTAL LONG TERM LIABILITIES	2,996	2,180

SHAREHOLDERS’ EQUITY
Preferred stock — no par value; authorized 3,000,000; none issued	—	—
Class A common stock — no par value; authorized 30,000,000; issued 13,241,941 on March 31, 2005 and 13,203,660 shares on December 31, 2004	37,036	36,872
Additional paid-in-capital	981	809
Treasury stock, at cost, 2,391,400 shares on March 31, 2005 and December 31, 2004	(10,197)	(10,197)
Class B common stock — no par value; authorized 5,000,000; none issued	—	—
Accumulated other comprehensive income	13	13
Retained earnings	(4,324)	(3,845)

TOTAL SHAREHOLDERS’ EQUITY	23,509	23,652

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$34,638	$32,612

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